[NNN Healthcare/Office REIT, Inc., logo]

Scott D. Peters, Chief Executive Officer NNN Healthcare/Office REIT, Inc. 1551 N. Tustin Ave., Suite 200	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

Santa Ana, CA 92705
714-667-8252
www.1031nnn.com

NNN HEALTHCARE/OFFICE REIT BOARD OF DIRECTORS APPROVES
INCREASED DISTRIBUTION RATE OF 7.25%

Santa Ana, California, February 20, 2007 — Scott D. Peters, Chief Executive Officer of NNN Healthcare/Office REIT, Inc. announced today that the board of directors has authorized an increase in the distribution rate from 6.50% per annum to 7.25% per annum. The increased distribution will begin with the February 2007 monthly distribution which will be paid in March 2007. NNN Healthcare/Office REIT, Inc. investors receive distributions on a monthly basis.

NNN Healthcare/Office REIT acquired its first two properties, Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana and Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana, on January 22, 2007. As of February 16, 2007, NNN Healthcare/Office REIT has raised approximately $5,201,000 through its public offering.

“We continue to identify and acquire quality healthcare assets with strong cash flow that will support our dividend to investors,” explained Peters.

Triple Net Properties, LLC, the sponsor of NNN Healthcare/Office REIT, Inc., is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of more than 32.5 million square feet of real estate, including more than 6,600 apartment units, with a combined market value of approximately $4.3 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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This press release contains certain forward-looking statements regarding the timing of distributions and distribution rates and the company’s ability to identify strong healthcare assets in the future. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.